PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 25, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

         AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

          (i) each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and

          (ii) the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

          1) Bancroft Convertible Fund, Inc. is added as a Selling Holder that owns 24,000 Preferred Securities

          2) Ellsworth Convertible Growth and Income Fund, Inc. is added as a Selling Holder that owns 24,000 Preferred Securities

          3) Donaldson, Lufkin & Jenrette Securities Corp. is added as a Selling Holder that owns 4,425 Preferred securities

          4) SunAmerica Series Trust, on behalf of its Federated Utility Portfolio is added as a Selling Holder that owns 24,200 Preferred Securities

          5) Federated Insurance Series, on behalf of its Federated Utility Fund II is added as a Selling Holder that owns 37,400 Preferred Securities

          6) Federated Utility Fund, Inc. is added as a Selling Holder that owns 225,200 Preferred Securities

          7) The number of Preferred Securities to be sold by Allstate Insurance Company is increased by 22,000

          8) The number of Preferred Securities to be sold by Boulder II Limited is increased by 12,500

          9) The number of Preferred Securities to be sold by Onex Industrial Partners is increased by 12,500

     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 21, 2000